Exhibit 4.72

[Translation of Chinese Original]

Share Pledge Agreement

This Share Pledge Agreement (hereinafter the “Agreement”) is entered into in Beijing, the People’s Republic of China (hereinafter “China”) as of January 16, 2012 by and between

Beijing Super TV Co., Ltd., with its legal representative being Jianhua Zhu, and its registered address at 4-406 Jingmeng High-Tech Building B, No. 5-2 Shangdi East Road, Haidian District, Beijing (the “Pledgee”); and

Shizhou Shen, a holder of Chinese resident ID card number [              ], with his address at [                      ] (the “Pledger”).

WHEREAS:

1.	The Pledgee is a wholly foreign owned enterprise incorporated and existing under laws of China. The Pledger, a Chinese national, is the shareholder of Beijing Novel-Super Digital TV Technology Co., Ltd. (“N-S Digital TV”), which has a registered capital of RMB150,000,000. The Pledger’s contribution to said capital is RMB12,396,900, representing 8.26％ of said capital.

2.	The Pledgee has entered into the Loan Agreement and the Supplementary Agreement to the Loan Agreement with the Pledger; the Pledgee and Pledger have entered into the No. 5 Supplementary Agreement to Equity Transfer Option Agreement and the No. 4 Supplementary Agreement to the Business Operating Agreement with N-S Digital TV; the Pledgee has entered into the Technical Support and Related Services Agreement, Products and Software Purchase Agreement, Equipment Leasing Agreement and Technology License Agreement with N-S Digital TV.

3.	The Pledger pledges all his Equity in N-S Digital TV to the Pledgee as security for the payment of service fees and other fees by the company owned by the Pledger under the Technical Support and Related Services Agreement, Products and Software Purchase Agreement, Equipment Leasing Agreement and Technology License Agreement, and for the performance of the Loan Agreement, Supplementary Agreement to the Loan Agreement, Technical Support and Related Services Agreement, Products and Software Purchase Agreement, Equipment Leasing Agreement, Technology License Agreement, Equity Transfer Option Agreement and the Supplementary Agreement thereto, Business Operating Agreement and the Supplementary Agreement thereto and other agreements as may be agreed upon by the Pledger and the Pledgee (all the abovementioned agreements are together referred to as the “Agreements”).

NOW, THEREFOR, on the principle of equality and mutual benefit and through friendly consultation, the Pledger and the Pledgee agree as follows:

1.	Definitions

Unless otherwise provided herein, the following words and phrases shall have the meanings as follows:

1.1	“Right of Pledge”, means all those contained in Section 2;

1.2	“Equity”, means all the equity held by the Pledger in N-S Digital TV, which represents 8.26% of the registered capital of N-S Digital TV, and all rights and interests enjoyed now and in the future by the Pledger based on the Equity;

1.3	“Term of Pledge”, means the period provided for in Section 3.1 hereof;

1.4	“Default Event”, means those listed in Section 7 hereof; and

1.5	“Notice of Default”, means notice given hereunder by the Pledgee declaring a Default Event.

2.	Right of Pledge

2.1	The Pledger pledges all Equity in N-S Digital TV, amounting to RMB12,396,900, to the Pledgee as security for the interests held by the Pledgee under the abovementioned Agreements. The amount of the secured debts is RMB12,396,900. The pledge hereunder is to secure the performance by N-S Digital TV and/or the Pledger of the Agreements, including but not limited to the payment of all fees (including legal fees) and expenses that should be made, and losses, interest, penalties, damages and expenses for realizing creditor’s rights that should be borne by the Pledger, to the Pledgee under the Agreements, the amount of the secured debts, and the liabilities that should be borne by N-S Digital TV and the Pledger to the Pledgee in the case of invalidity of all or any part of the Agreements for any reason.

2.2	The “Right of Pledge” means the priority right of the Pledgee to be paid with the pledged Equity at an evaluated value or with the proceeds derived from auction or sale of the pledged Equity.

2.3	Unless otherwise approved by the Pledgee in writing after this Agreement has taken effect, the Equity pledged hereunder shall not be released from pledge until N-S Digital TV and the Pledger have properly fulfilled all of their obligations and responsibilities under the Agreements and the Pledgee has recognized in writing the fulfillment. As long as N-S Digital TV or the Pledger has not fully fulfilled all of its or his obligations or responsibilities under the Agreements, no matter whether the terms of the Agreements have expired or the Pledger has discharged the amount of secured debts through payment of money, the Pledgee shall nevertheless hold the Right of Pledge until the abovementioned obligations and responsibilities have been fully fulfilled in a manner reasonably satisfactory to the Pledgee.

3.	Term of Pledge

3.1	Term of Pledge

3.1.1	The equity pledge hereunder shall take effect upon the date when the pledge is recorded in the register of shareholders of N-S Digital TV and registered with the industrial and commercial administration authority (if required). The expiration date of the Term of Pledge shall be the same as that of any of the Agreements (including those extended) that last expires.

3.1.2	If, during the Term of Pledge, the Pledger and/or N-S Digital TV fails to perform any of its obligations under the Agreements, the Pledgee may, after reasonable notice, exercise its Right of Pledge in accordance with this Agreement.

3.1.3	If, during the Term of Pledge, the Pledger subscribes for any increased registered capital of N-S Digital TV or accepts as a transferee any equity in N-S Digital TV held by any other pledger (“Increased Equity”), the Increased Equity shall automatically become the pledged Equity hereunder, and the Pledger shall, within 10 working days from the acquirement of the Increased Equity, complete with the Pledgee all formalities required for pledging the Increased Equity hereunder. In the case of failure to complete those formalities due to any reason attributable to the Pledger, the Pledgee shall be entitled to exercise its Right of Pledge immediately in accordance with this Agreement.

4.	Collection of Dividends

During the Term of Pledge, the Pledgee is entitled to collect dividends from the pledged Equity.

5.	Representations and Warranties of the Pledger

5.1	The Pledger is the legitimate owner of the Equity and has the right to pledge the Equity to the Pledgee.

5.2	Unless otherwise provided herein, whenever the Pledgee exercises its Right of Pledge hereunder, it shall not have intervention from any other party.

5.3	Unless otherwise provided herein, the Pledgee is entitled to dispose of and transfer the Right of Pledge in manners provided for by laws, regulations and this Agreement.

5.4	Except the pledge hereunder, the Pledger does not create any other charge or third party security in any form (including but not limited to pledge) on the Equity.

5.5	There are no pending or contemplated civil, administrative or criminal proceedings or administrative punishment or arbitration relating to the Equity. There are no due and outstanding taxes, fees or required and unfinished legal procedures or formalities in respect of the Equity.

6.	Undertakings of the Pledger

6.1	For the period of the term of this Agreement, the Pledger gives undertakings to the Pledgee that

6.1.1	without prior written approval of the Pledgee, the Pledger shall not transfer the Equity to any third party or create or allow the existence of any pledge or other charge or any third party security interests in any form that may prejudice the rights and interests held by the Pledgee hereunder;

6.1.2	the Pledger shall comply with and carry out the provisions of all laws and regulations regarding pledge and, within 5 days from receipt of any notice, direction or proposal issued by the relevant administrative authorities in respect of the Right of Pledge, produce said notice, direction or proposal to the Pledgee, and comply with said notice, direction or proposal or, according to reasonable request or with consent of the Pledgee, submit objections and representations with regard to the abovementioned matters; and

6.1.3	the Pledger shall inform the Pledgee of any event or notice received by the Pledger that may affect the Equity or any part of the Right of Pledge, and of any event or notice received by the Pledger that may alter any warranty or obligation of the Pledger hereunder or affect the Pledger’s performance of his obligations hereunder, and take actions according to reasonable directions of the Pledgee.

6.2	The Pledger agrees that the right obtained by the Pledgee hereunder to exercise the Right of Pledge shall not be interrupted or hindered by the Pledger or his successor or agent through any legal proceedings.

6.3	The Pledger warrants to the Pledgee that, for the sake of protecting or perfecting the security hereunder for the performance of obligations of the Pledger and/or N-S Digital TV under the Agreements, the Pledger shall execute and cause other interested parties to the Right of Pledge to execute all right certificates and deeds as required by the Pledgee, and/or perform and cause other interested parties to perform acts required by the Pledgee, provide convenience for exercise of the rights and authorizations granted to the Pledgee hereunder, sign all documents of change of the relevant equity certificates for the benefit of the Pledgee or persons (natural persons/legal persons) designated by the Pledgee and, within a reasonable period, provide to the Pledgee all notices, orders and decisions relating to the Right of Pledge that should be provided in his opinion.

6.4	The Pledger warrants to the Pledgee that, for the benefit of the Pledgee, the Pledger shall comply with and perform all warranties, undertakings, agreements, representations and terms and conditions made by him to and with the Pledgee. In the case of failure of the Pledger to perform or fully perform such warranties, undertakings, agreements, representations or terms and conditions, the Pledger shall be liable for all losses incurred by the Pledgee due to such failure.

7.	Default Events

7.1	A Default Event occurs, if

7.1.1	N-S Digital TV or its successor or transferee and/or the Pledger or his successor or transferee fails to perform its or his obligations under the Agreements;

7.1.2	any representation or warranty made by the Pledger in Section 5 hereof is substantially misleading or mistaken, and/or the Pledger violates any of his representations and warranties made in Section 5 hereof;

7.1.3	the Pledger violates any of his undertakings in Section 6 hereof;

7.1.4	the Pledger violates any provisions herein;

7.1.5	except with agreement made under Section 6.1.1 hereof, the Pledger abandons, or transfers without written approval of the Pledgee, the pledged Equity;

7.1.6	any loan, security, compensation, undertaking or other liability owed or made by the Pledger to any third party (1) is required to be discharged or performed early as a result of default; or (2) has become due but cannot be discharged or performed in due time and, in the opinion of the Pledgee, the ability of the Pledger to perform his obligations hereunder has been affected;

7.1.7	the Pledger is unable to discharge his ordinary debts or any other liabilities;

7.1.8	the enactment of any laws or regulations causes invalidity of this Agreement or makes the Pledger unable to continue the performance of his obligations hereunder;

7.1.9	any ratification, license, approval or authorization by the government that is required for the enforceability or validity or effectiveness of this Agreement is withdrawn, suspended, substantially amended or has lapsed;

7.1.10	any unfavorable change occurs to the Pledger’s property and, in the opinion of the Pledgee, the ability of the Pledger to perform his obligations hereunder has been affected by such change; or

7.1.11	in any other cases where, according to the relevant statutory provisions, the Pledgee becomes unable to exercise its Right of Pledge.

7.2	Upon becoming aware of or discovering the occurrence of any Default Event or of any event that may cause the occurrence of any Default Event set forth in Section 7.1, the Pledger shall immediately inform in writing the Pledgee of such occurrence.

7.3	In the case of any Default Event, unless such Default Event has been settled to the satisfaction of the Pledgee, the Pledgee may, upon the occurrence of the Default Event or at any time after such occurrence, give the Pledger a written Notice of Default, requiring the Pledger to pay off immediately all debts and other amounts payable under the Agreements or to promptly perform and/or cause N-S Digital TV to perform the Agreements. If the Pledger or N-S Digital TV fails to correct his or its default or to adopt necessary remedial measures within 10 days from the date of the Notice of Default, the Pledgee is entitled to exercise the Right of Pledge according to Section 8 hereof.

8.	Exercise of the Right of Pledge

8.1	Until full discharge and performance of all fees and obligations under the Agreements, the Pledger may not transfer the Equity without written approval of the Pledgee.

8.2	The Pledgee shall give the Pledger a Notice of Default, if it is to exercise the Right of Pledge.

8.3	Subject to Section 7.3 hereof, the Pledgee may exercise the Right of Pledge at the same time when it gives a Notice of Default or at any time after giving a Notice of Default under Section 7.3 hereof.

8.4	The Pledgee has the priority right to be paid, according to statutory procedures, with all or part of the pledged Equity at an evaluated value or with the proceeds derived from auction or sale of the pledged Equity to the full performance of the Agreements (including but not limited to full discharge of all debts and other amounts payable under the Agreements).

8.5	The Pledger shall not hinder, but shall give necessary assistance in, the Pledgee’s exercise of the Right of Pledge.

9.	Transfer

9.1	Unless with prior approval of the Pledgee, the Pledger may not donate or transfer any of his rights and/or obligations hereunder.

9.2	This Agreement shall be binding on the Pledger and his successor and inure to the benefit of the Pledgee and each of its successors and assignees.

9.3	The Pledgee may at any time transfer all or any of its rights and obligations under the Agreements to any person (natural person/legal person), in which case, the transferee shall enjoy and assume the rights and obligations enjoyed and assumed by the Pledgee hereunder, as if he or it was a party hereto. In the case of the abovementioned transfer, the Pledger shall, at request of the Pledgee, execute relevant agreements and/or documents in respect of such transfer.

9.4	In the case of change of the Pledgee due to the abovementioned transfer, unless otherwise agreed by the Pledgee, the new parties to the pledge shall enter into a new pledge agreement with the Pledger’s rights and obligations identical to those herein.

10.	Termination

The Pledgee may terminate this Agreement through written notice. Otherwise, this Agreement may be terminated only when the Pledger and N-S Digital TV cease to bear any obligation under the Agreements, which is subject to the Pledgee’s written confirmation, in which case, the Pledgee shall cancel or dissolve this Agreement as soon as reasonably possible.

11.	Service Fees and other Expenses

11.1	All expenses and actual expenditures relating to this Agreement, including but not limited to legal fees, costs of production, stamp taxes and any other taxes and expenses, shall be borne by the Pledger. If any statutory provisions require the Pledgee to pay any taxes or fees, the Pledger shall compensate the Pledgee for all such taxes and fees paid by the Pledgee.

11.2	If the failure of the Pledger to pay any taxes or expenses in accordance with this Agreement or any other fact attributable to the Pledger causes the Pledgee to adopt any measures to recover them, the Pledger shall bear all expenses arising therefrom (including but not limited to various taxes and charges, commissions, management fees, legal costs, counsel fees and various insurance premiums as incurred for dealing with the pledge hereunder).

12.	Force Majeure

12.1	If any party hereto (the “Affected Party”) is prevented, hindered or delayed from or in performing any of his or its obligations hereunder by a force majeure event, the Affected Party shall not be liable for such nonperformance. “Force Majeure Event” means an event beyond the reasonable control of the Affected Party and that cannot be prevented by the Affected Party even though the Affected Party has taken reasonable care, including but not limited to act of government, act of God, fire, explosion, geographical change, storm, flood, earthquake, tide, lightening and war, provided that any party’s shortage of credit, fund or financing is not an event beyond the reasonable control of the party. The Affected Party seeking to be released from liabilities under this Agreement or any provisions of this Agreement shall, as soon as possible, give the other a notice of Force Majeure Event, stating the steps to be adopted for relevant performance.

12.2	The release of liability of the Affected Party is subject to the fact that the Affected Party has used reasonably practicable efforts in performance, and shall be limited to the performance delayed or hindered by the Force Majeure Event. Upon correction of and remedy to the Event, the parties hereto shall agree to use best efforts to procure the performance under this Agreement.

13.	Settlement of Disputes

13.1	This Agreement shall be governed by and construed in accordance with laws of China.

13.2	Any dispute arising out of or relating to the interpretation or performance of this Agreement shall be settled through negotiations in good faith by the parties hereto. In the case of failure of settlement through negotiations, any Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration thereby in accordance with its arbitration rules then in effect. The place of arbitration is Beijing. The language of arbitration is Chinese. The arbitral award shall be final and binding on both parties hereto.

14.	Notice

14.1	All notices given for performance of this Agreement shall be in writing. Each of such notices shall be deemed to have been given when it is delivered in person, or when it is sent by telex or fax, or on the next business day, if the sending day is not a business day or the sending time is not within the business hours. The place of delivery shall be the address of the other party hereto as indicated at the first page of this Agreement or any other address as may be designated in writing by the party. Notices sent by fax or telex are notices in writing.

15.	Miscellaneous

15.1	This Agreement and all amendments, supplements or modifications hereto shall be in writing and shall take effect after both parties hereto have signed and sealed them.

15.2	This Agreement is made in duplicate and in Chinese language.

15.3	The Share Pledge Agreement by and between the parties hereto on July 11, 2011 shall be superseded by this Agreement on the date of execution of this Agreement. N-S Digital TV shall be responsible for the registration of the change of pledge.

15.4	The parties hereto hereby confirm that this Agreement is a fair and reasonable agreement reached on the basis of equality and mutual benefit. If any part of this Agreement is invalid or unenforceable due to incompliance with any relevant laws, that part of this Agreement shall be invalid and unenforceable only in the jurisdiction of said laws, and the invalidity or unenforceability of that part shall not prejudice or affect the validity or enforceability of the remainder of this Agreement.

15.5	The Pledger undertakes that this Agreement shall nevertheless binding on the Pledger in all respects, even though any change occurs to the percentage of the Equity held by the Pledger in N-S Digital TV, and that this Agreement shall apply to the whole equity then held by the Pledger in N-S Digital TV.

[This page is intentionally left blank and is the signature page to this share pledge agreement.]

The Pledgee: Beijing Super TV Co., Ltd.

(Seal)

The Authorized Representative: /s/ Jianhua Zhu

The Pledger: Shizhou Shen

/s/ Shizhou Shen

Date: January 16, 2012